Exhibit 99.1 For release: Immediately Contact: Steve Frankel / Meaghan Repko Joele Frank, Wilkinson Brimmer Katcher 212-355-4449

GAIL BINDERMAN ELECTED CHAIRMAN OF SEQUA’S BOARD OF DIRECTORS

NEW YORK—May 2, 2007 -- Sequa Corporation (NYSE: SQAA/SQAB) announced today that Gail Binderman, currently a member of Sequa’s Board of Directors, has been elected Chairman of the Board.  This appointment follows the resignation of Gerald Tsai, Jr. from the Board yesterday.

“I am honored that the Board has elected me to this position,” said Ms. Binderman.  “Sequa is a strong company with much to be proud of, especially its solid operating performance.  I am committed to taking the steps necessary to keep the Sequa team focused on the future of the Company.  I especially look forward to continuing my work with our outstanding management team, dedicated employees and experienced Board of Directors.”

“We are pleased that Gail will help lead Sequa into the future,” said Martin Weinstein, Sequa’s Chief Executive Officer.  “As a director and a member of the Alexander family, Gail is already very familiar with Sequa’s business and has a great appreciation for our Company’s strengths and hard-working employees.”

Ms. Binderman joined Sequa’s Board in January 2007.  She is director of corporate strategy and development and an investment officer of Ampacet Corporation, the world's largest volume producer of color concentrates and additives for the plastics industry. She has been a member of the Ampacet Board of Directors since l980 and joined the company's senior management team in 2002.

About Sequa

Sequa Corporation is a diversified manufacturer with operations organized around six segments: aerospace, automotive, metal coating, specialty chemical, industrial machinery, and other products. For additional information visit www.sequa.com.

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Note: This press release may include forward-looking statements that are subject to risks and uncertainties. A number of factors, including political, currency, regulatory and competitive and technological developments, could result in material differences between actual results and those outlined in any forward-looking statements. For additional information, see the comments included in Sequa's filings with the Securities and Exchange Commission.